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Global Index Advisors, Inc.

29 N. Park Square

Suite 201

Marietta, GA 30060

  (770) 847-7042

Code of Ethics

April 7, 2011

TABLE OF CONTENTS

1.      GENERAL PROVISIONS.. 1

1.1          Professional Responsibilities. 1

1.2          Failure to Comply. 2

2.      COVERED PERSONS.. 2

2.1          Supervised Persons include:2

2.2          Access persons include any supervised persons who:2

2.3          Family Members. 3

3.      BUSINESS CONDUCT STANDARDS.. 3

3.1          Compliance with Laws and Regulations. 3

3.2          Conflicts of Interest3

3.3          Personal Securities Transactions. 4

3.4          Outside Business Interests. 4

3.5          Personal Gifts. 5

3.6          Political Contributions. 6

3.7          Reporting of Violations. 7

4.      INSIDER TRADING.. 7

5.      REPORTING REQUIREMENTS.. 8

5.1          Scope. 8

5.2          Reportable Securities. 8

5.3          Reporting Exceptions. 9

5.4          Initial/Annual Holdings Report9

5.5          Quarterly Transaction Reports. 10

6.      FORM ADV DISCLOSURE.. 10

7.      ACKNOWLEDGMENT OF RECEIPT. 10

GENERAL PROVISIONS

Professional Responsibilities

Global Index Advisors, Inc. (“GIA”) is registered as an investment adviser with the Securities and Exchange Commission pursuant to the provisions of Section 203 of the Investment Advisers Act of 1940.  GIA is dedicated to providing effective and proper professional investment management services to a wide variety of advisory clients.  GIA’s reputation is a reflection of the quality of our employees and their dedication to excellence in serving our clients.  To ensure these qualities and dedication to excellence, our employees must possess the requisite qualifications of experience, education, intelligence, and judgment necessary to effectively serve as investment management professionals.  In addition, every employee is expected to demonstrate the highest standards of moral and ethical conduct for continued employment with GIA.

GIA serves as investment manager for various funds and investment companies registered with the Securities and Exchange Commission, as well as individual and institutional advisory clients. When used herein, the term “client” includes any investment company, assets of which GIA manages, co-manages or for which it otherwise provides portfolio management services, and to individual and institutional investors for whom GIA provides investment supervisory services or manages investment advisory accounts. The term also includes those clients for whom GIA provides advice on matters not involving securities.

The SEC and the courts have stated that portfolio management professionals, including registered investment advisers and their representatives, have a fiduciary responsibility to their clients.  In the context of securities investments, fiduciary responsibility should be thought of as the duty to place the interests of the client before that of the person providing investment advice.  Failure to do so may render the adviser in violation of the anti-fraud provisions of the Advisers Act.

Fiduciary responsibility also includes the duty to disclose material facts that might influence an investor’s decision to purchase or refrain from purchasing a security recommended by the adviser or from engaging the adviser to manage the client’s investments.  The SEC has made it clear that the duty of an investment adviser not to engage in fraudulent conduct includes an obligation to disclose material facts to clients whenever the failure to disclose such facts might cause financial harm.  An adviser’s duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict or potential conflict of interest between the employees of the adviser and its clients.

Under Rules 17j-1 and 204A-1 of the Investment Company Act of 1940, GIA is required to establish, maintain and enforce written procedures reasonably necessary to prevent its employees from violating provisions of the Act with respect to personal securities trading and fiduciary obligations.  In meeting such responsibilities to our clients, GIA has adopted this Code of Conduct (the “Code”) regarding the purchase and/or sale of securities in the personal accounts of our employees or in those accounts in which our employees may have a direct or indirect beneficial interest.  The Code is also intended to lessen the chance of any misunderstanding between GIA and our employees regarding such trading activities.

In those situations where employees may be uncertain as to the intent or purpose of this Code, they are advised to consult with the Chief Compliance Officer (“CCO”).  The CCO may under circumstances that are considered appropriate, or after consultation with the senior management of GIA, grant exceptions to the provisions contained in this manual only when it is clear that the interests of GIA’s clients will not be adversely affected. All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients even at the expense of the interest of our employees.  The senior management of GIA will satisfy themselves as to the adherence to this policy through periodic review and reports by the CCO.

Failure to Comply

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with GIA.  It is important that employees understand the reasons for compliance with this Code.  GIA’s reputation for fair and honest dealing with its clients and the investment community in general, has taken considerable time to build.  This standing could be seriously damaged as the result of even a single security transaction considered questionable in light of the fiduciary duty owed to our clients.  Employees are urged to seek the advice of the CCO for any questions as to the application of this Code to their individual circumstances.  Employees should also understand that a material breach of the provisions of this Code may constitute grounds for disciplinary action and/or termination of employment with GIA.

COVERED PERSONS

Supervised Persons include:

directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions);

employees of the adviser;

any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control;

temporary workers;

consultants;

independent contractors; and

access persons.

Access persons include any supervised persons who:

has access to nonpublic information regarding any client’s purchase or sale of securities, or non public information regarding the portfolio holdings of any fund the adviser or its affiliates manage; or

is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic; and

all GIA directors, officers, and partners.

Inasmuch as GIA is actively involved in managing the portfolios of mutual funds and other non-affiliated investment companies, as well as managing the investments of individual and institutional clients, all of our employees fall under either the definition of “Advisory Representative” as given in the Advisers Act or “Access Person” under the Investment Company Act.  For purposes of this Code all such employees of GIA are hereafter collectively referred to as “Access Persons” and are subject to provisions of this Code.

If there is any question by a supervised person as to whether they are also considered an access person under this Code, they should consult with the CCO for clarification on the issue.

Family Members

For purposes of personal securities reporting requirements, GIA considers the Access persons defined above to also include the person’s immediate family (including any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest (such as a trust).

BUSINESS CONDUCT STANDARDS

Compliance with Laws and Regulations

All supervised persons must comply with all applicable state and federal securities laws including, but not limited to, the Investment Advisers Act of 1940 and Regulation S-P.  All supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

to defraud such client in any manner;

to mislead such client, including by making a statement that omits material facts;

to engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

to engage in any manipulative practice with respect to such client; or

to engage in any manipulative practice with respect to securities, including price manipulation.

Conflicts of Interest

GIA, as a fiduciary, has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients.  Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.

Conflicts among Client Interests. Conflicts of interest may arise where the firm or its supervised persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by lower ticket charges to the Investment Adviser Representative (“IAR”) over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons).  GIA specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

Competing with Client Trades.  GIA prohibits access persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions.  In order to avoid any potential conflict of interest between GIA and its clients, securities transactions for the accounts of access persons in the same security as that purchased/sold for advisory accounts are restricted as described in Section 3.3 of this Code.

No Transactions with Clients.   GIA specifically prohibits supervised persons from knowingly selling to or purchasing from a client any security or other property, except securities issued by the client.

Personal Securities Transactions

Personal securities transactions by access persons are subject to the following trading restrictions:

Initial Public Offerings (IPO) and Limited or Private Offerings.  Access persons are prohibited from acquiring any securities in an initial public offering or a limited or private offering without first obtaining written pre-clearance from the CCO.  The prior approval must take into account, among other factors, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered to an individual by virtue of their position with GIA.

The final decision will then be sent in writing to the access person requesting the permission for the offering.  Only upon receipt of the written approval from GIA can the access person then engage in the purchase of the requested offering.  The access person making the request and GIA’s CCO must maintain final written approval or denial for their files.

Pre-clearance of Transactions.  No Access Person may purchase or sell any covered security without first obtaining prior clearance from the CCO. The CCO may reject any proposed trade by an Access Person that: (a) involves a security that is being purchased or sold by GIA on behalf of any advisory client or is being considered for purchase or sale; (b) is otherwise prohibited under any internal policies of GIA; (c) breaches the Access Person’s fiduciary duty to any advisory client; (d) is otherwise inconsistent with applicable law, including the Advisers Act, the Investment Company Act and the Employee Retirement Income Security Act of 1974; or (e) creates a conflict of interest or an appearance thereof.

It is the responsibility of the CCO to determine for purposes of the application of the restrictions of this sub-paragraph which covered securities are being “considered”.  When reviewing personal trade requests, the CCO will review the lists of stocks held by clients to determine if any restrictions exist.

Prior to entering a personal securities transaction, all Access Persons must submit the order request via email.  The CCO will review the proposed transactions and evidence his approval via email to the individual requesting approval.  All transactions for the CCO will be submitted to the CEO for review and approval.

Short Term Trading.  No Access Person of GIA may purchase and subsequently sell (or sell and purchase) the same security within any 60-day period, unless such transaction is approved in advance in writing by the CCO, or unless such transaction is necessitated by an unexpected special circumstance involving the Access Person.  The CCO shall consider the totality of the circumstances, including whether the trade would involve a breach of any fiduciary duty, whether it would otherwise be inconsistent with applicable laws and GIA’s policies and procedures, and whether the trade would create an appearance of impropriety.  Based on his consideration of these issues, the CCO shall have the sole authority to grant or deny permission to execute the trade.

Outside Business Interests

A supervised person who seeks or is offered a position as an officer, trustee, director, or is contemplating employment in any other capacity in an outside enterprise is expected to discuss such anticipated plans with GIA’s CCO prior to accepting such a position. Information submitted to the CCO will be considered as confidential and will not be discussed with the supervised person’s prospective employer without the supervised person’s permission.

GIA does not wish to limit any supervised person’s professional or financial opportunities, but needs to be aware of such outside interests so as to avoid potential conflicts of interest and ensure that there is no interruption in services to our clients.  Understandably, GIA must also be concerned as to whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by a supervised person.

Personal Gifts

The CCO will maintain a Gifts & Gratuities log to document the receipt and giving of gifts to /from all supervised persons.  On a quarterly basis, the CCO will remind all supervised persons of their obligation to report any gifts.  The CCO will review the information submitted to ensure compliance with the Firm’s policy.  If it is determined that the gift violates Firm policy, the CCO will require the supervised person to evidence that it has been returned.  All employees will be required to certify compliance with the Firm’s policy in conjunction with the annual certification on compliance with the Code of Ethics.

Accepting Gifts.  On occasion, because of their position with the company, supervised persons of GIA may be offered or may receive without notice, gifts from clients, brokers, vendors or other persons.  Acceptance of extraordinary or extravagant gifts is prohibited.  Any such gifts must be declined and returned in order to protect the reputation and integrity of GIA.  Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any twelve month period), customary business meals, entertainment (e.g. sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted.  All gifts offered to a supervised person of GIA, even if the gift is returned, must be promptly reported to the CCO.  Gifts in connection with major life events, such as birth of a child, wedding or similar event, if the recipient and gift giver have an established friendship, may be accepted.

Solicitation of Gifts.  GIA’s supervised persons are prohibited from soliciting gifts of any size under any circumstances.

Giving Gifts.  GIA’s supervised persons may not give any gift with a value in excess of $100 per year to an advisory client or persons who do business with, regulate, advise or render professional service to GIA.  All gifts to be given must be pre-approved by the CCO and properly reflected on the Gifts & Gratuities log.  Gifts in connection with major life events, such as birth of a child, wedding or similar event, if the recipient and gift giver have an established friendship, may be given.

Gifts of cash, cash equivalent or currency are prohibited.

Entertainment.  On occasion, supervised persons may provide ordinary and usual business entertainment (occasional meal, sporting events, theater production or comparable entertainment event) for current or prospective clients.  It is the policy of GIA that such entertainment not be so frequent or excessive as to give the appearance of impropriety.  The CCO will review and approve all expense reimbursements to ensure compliance with Firm policy.  Any entertainment expenses that are deemed by the CCO to not be in compliance with Firm policy, will not be reimbursed.  It is recommended that the CCO be consulted in advance if a supervised person has a question about a particular entertainment event.

Political Contributions

Prohibitions

Supervised and Access person of Global Index Advisors are required to notify the CCO of any and all contributions that they make to any political party or candidate  regardless of the election or political party. The person making the contribution (“Contributor”) shall complete and sign the applicable “Political Contribution Report,” and submit it to the CCO who will review it.  The CCO will continuously monitor political contributions of the firm and its associated persons. The original Political Contribution Report will be maintained by the CCO in the Compliance Department files.

A registered investment advisor is prohibited from:

Providing investment advisory services to a government entity within two years after a contribution to an official of the government entity is made by the investment adviser or any covered associate of the investment adviser (including a person who becomes a covered associate within two years after the contribution is made).

It is also prohibited for any registered investment advisor or any of its covered associates to:

Provide or agree to provide, directly or indirectly, payment to any person to solicit a government entity for investment advisory services on behalf of the adviser unless such person is a regulated person or is an executive officer, general partner, managing member or employee of the investment adviser.

To coordinate or to solicit any person or political action committee to make any:

Contribution to an official of an government entity to which the investment adviser is providing or seeking to provide investment advisory services; or

Payment to a political party of a state or locality where the investment adviser is providing or seeking to provide investment advisory services to a government entity.

Exceptions

A de minimis exception provides that the prohibitions listed above do not apply to contributions made by a covered associate, if a natural person, and:

The covered associate was entitled to vote at the time of the contributions and which the aggregate does not exceed $350.00 to any one official, per election; or

The covered associate was not entitled to vote at the time of the contributions and which the aggregate does not exceed $150.00 to any one official per election.

An exception for certain new covered associates allows a contribution made by a natural person more than six months prior to becoming a covered associate of the investment adviser unless such person, after becoming a covered associate, solicits clients on behalf of the investment adviser.

An exception for certain returned contributions outlines that an investment adviser that is prohibited from providing investment advisory services due to a contribution made by a covered associate may be excepted from prohibition upon satisfying the following requirements:

The investment adviser must have discovered the contribution which resulted in the prohibition within four months of the date of the contribution

The contribution must not have exceeded $350.00; and

The contributor must obtain a return to the contribution within 60 calendar days of the date of discovery of the contribution.

An investment adviser that has more than 50 employees as reported on its Form ADV is entitled to no more than three exceptions per the certain returned contributions section. An adviser that has 50 or fewer employees is entitled to no more than two exceptions. An adviser may not rely on this exception more than once with respect to contributions by the same covered associate regardless of the time period.

Prohibitions as applied to covered investment pools

An investment adviser to a covered investment pool in which a government entity invests or is solicited to invest shall be treated as though that investment adviser were providing or seeking to provide investment advisory services directly to the government entity.

Further prohibition

It is unlawful for any investment adviser or any of its covered associates to do anything indirectly which, if done directly, would result in a violation of this section.

Newly Qualified Covered Person

Contributions made within two years prior to becoming a Covered Person may trigger a ban on receiving compensation for Investment Advisory Services Business. Therefore, the Compliance Department will review each individual’s prior contributions before allowing him or her to become a Covered Person.  The following are examples of the types of employees who could be subject to the look-back procedure:

Prospective new employees

Internal transfer or promotion of employees to Covered Associate positions

Solicitors (that is, any employee who Solicits Investment Advisory Services Business from a Government Entity).

Reporting of Violations

All supervised persons of GIA must promptly (upon discovery of violation) report violations of the code to the CCO as the situation dictates.  If the CCO is unavailable, the violation must then be reported to any executive officer of GIA.

INSIDER TRADING

In 1989, Congress enacted the Insider Trading and Securities Enforcement Act to address the potential misuse of material non-public information. Courts and the Securities and Exchange Commission currently define inside information as information that has not been disseminated to the public through the customary news media; is known by the recipient to be non-public; and has been improperly obtained. In addition, the information must be material, e.g. it must be of sufficient importance that a reasonably prudent person might base their decision to invest or not invest on such information.

The definition and application of inside information is continually being revised and updated by the regulatory authorities. If a GIA supervised person believes they are in possession of inside information, it is critical that they not act on the information or disclose it to anyone, but instead advise the CCO or a principal of GIA accordingly. Acting on such information may subject the supervised person to severe federal criminal penalties and the forfeiture of any profit realized from any transaction.

Although this section is included under the provisions of this Code, it is, in fact, a separate set of procedures required under Section 204A of the Advisers Act and is included in GIA’s Compliance Manual.  All GIA supervised persons are required to read and acknowledge having read such procedures annually.

REPORTING REQUIREMENTS

Scope

The provisions of this Code apply to every security transaction, in which an access person of GIA has, or by reason of such transaction acquires, any direct or indirect beneficial interest, in any account over which they have any direct or indirect control.  Generally, an access person is regarded as having a beneficial interest in those securities held in their name, the name of their spouse, and the names of their minor children who reside with them.  An access person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust, custodian, or another entity) if by reason of any contract, understanding, or relationship they obtain or may obtain benefits substantially equivalent to those of ownership.  An access person does not derive a beneficial interest by virtue of serving as a trustee or executor unless the person, or a member of their immediate family, has a vested interest in the income or corpus of the trust or estate.  However, if a family member is a fee-paying client, the account will be managed in the same manner as that of all other GIA clients with similar investment objectives.

If an access person believes that they should be exempt from the reporting requirements with respect to any account in which they have direct or indirect beneficial ownership, but over which they have no direct or indirect control in the management process, they should so advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that they should be exempt from reporting requirements under this Code.

The CCO will submit all required reports for his accounts to the CEO.

Reportable Securities

Section 202(a)(18) of the Advisers Act defines the term “Security” as follows:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For purposes of this Code, the term “Reportable Securities” means all such securities described above except:

direct obligations of the United States;

bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

shares issued by money market funds;

shares issued by open-end funds other than reportable funds (Note:  The term “Reportable Funds” means any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you.); and

shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

If there is any question by an access person as to whether a security is reportable under this Code, they should consult with the CCO for clarification on the issue before entering any trade for their personal account.

Reporting Exceptions

Under Rule 204A-1, access persons are not required to submit:

any report with respect to securities held in accounts over which the access person has no direct or indirect influence or control;

a transaction report with respect to transactions effected pursuant to an automatic investment plan (Note:  This exception includes dividend reinvestment plans.); and

A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that GIA holds in its records so long as GIA receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Initial/Annual Holdings Report

Initially

Any employee of GIA who during the course of their employment becomes an access person, as that term is defined in sub-section 2.2 of this Code, must provide the CCO with an Initial/Annual Securities Holdings Report Certification no later than 10 days after the employee becomes an access person.  The holdings information provided in conjunction with this certification must be current as of 45 days before the employee became an access person.

Annually

Every access person must submit an Initial/Annual Securities Holdings Report Certification to the CCO due by the last business day of January of each year.  The annual holdings requirement will be satisfied through receipt by the CCO of year-end statements received directly from the custodian.  The CCO will review each statement for any evidence of improper holdings, trading activities, or conflicts of interest by the access person.

Quarterly Transaction Reports

Every access person must arrange for the CCO to receive duplicate statements for all brokerage accounts.  Following receipt of the quarterly statements, the CCO will review each statement for any evidence of improper trading activities or conflicts of interest by the access person. After careful review of each report, the CCO will sign and date the report attesting that they conducted such review. Quarterly securities transaction reports are to be maintained by the CCO in accordance with the records retention provisions of Rule 204-2(a) of the Advisers Act.

FORM ADV DISCLOSURE

A description of the code will be provided in GIA’s ADV Part II.  With the description, a statement will be made that GIA will provide a copy of the code to any client or prospective client upon request.

ACKNOWLEDGMENT OF RECEIPT

GIA supervised persons must acknowledge, initially and annually, that they have received, read, and understand, the above Code of Conduct regarding personal securities trading and other and other potential conflicts of interest and agree to comply with the provisions therein.  In addition, supervised persons must agree to acknowledge any subsequent amendments to the code (within specified time frame set forth in any future communications notifying of an amendment) by any means deemed by GIA to satisfactorily fulfill the supervised person’s obligation to read, understand, and agree to any such amendment.

This Code is approved and promulgated effective _2/8/2010_.  All prior versions are hereby revoked.

For Global Index Advisors, Inc.

/s/ James P. Lauder

James P. Lauder

CEO